Squire Sanders	LEGAL COUNSEL WORLDWIDE	Squire, Sanders & Dempsey L.L.P. 801 South Figueroa, 14th Floor Los Angeles, California 90017-5554 Office: +1.213.624.2500 Fax: +1.213.630.4444 Direct Dial: +1.213.689.5128 rfrandsen@ssd.com

May 23, 2003

Mr. Richard F. Holt
President and CEO
Age Research, Inc.
31103 Rancho Viejo Road
Suite 2102
San Juan Capistrano, CA 92675

RE: Age Research, Inc. Prospective Issuance of Common Stock as compensation to two (2) Consultants

Dear Mr. Holt:

I have been asked to act as counsel to Age Research, Inc. ("AGER") only in connection with the registration with the Securities and Exchange Commission on Form S-8 for shares of AGER common stock ("Shares") that may be issued in connection with that certain Business Consulting Agreement with NeoTactix, Inc. and its principals, Mr. Scott W. Absher and Mr. George LeFevre, for 6,500,000 Shares each (the "Consulting Contract"). I have acted as counsel to AGER only on a limited basis in the past. In connection with that registration, I have reviewed the Board of Director's minutes relating to the proposed issuance of the Shares, the AGER Certificate of Incorporation and amendments thereto, the AGER Bylaws and amendments thereto, and such other documents and matters as I have deemed necessary to the rendering of the following opinion. Based upon that review, it is my opinion that the Shares when issued in conformance with the terms and conditions of the Consulting Contract, will be issued in substantial compliance with Delaware law.

I express no opinion as to the application of other state or federal securities laws or other laws regarding the issuance and sale of the Shares. I am not licensed to practice law in the State of Delaware.

I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to me under the heading "Interests of Named Experts and Counsel" in the registration statement, but I do not consent to any other use of this letter without my prior written consent.

Very truly yours,

Squire, Sanders & Dempsey L.L.P.

By /s/ Russel M. Frandsen